SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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SONICWALL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We cordially invite you to attend the SonicWALL, Inc. 2003 Annual Meeting of Shareholders. The meeting will be held on Friday, December 12, 2003 at 10:00 a.m. local time, at the Sheraton Hotel located at 1108 North Mathilda Avenue, Sunnyvale, California 94089. At the meeting we will:

1.    Amend our Bylaws to increase the authorized minimum and maximum number of directors from a range of four to seven directors to a range of five to nine directors;

2.    Elect our Board of Directors;

3.    Amend our 1999 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder by one million five hundred thousand (1,500,000) shares, for a total reserved for issuance under the Plan of two million five hundred and twenty-five thousand (2,525,000) shares;

4.    Ratify the selection of PricewaterhouseCoopers LLP as auditors of our financial statements for the fiscal year ending December 31, 2003; and

5.    Transact any other business as may properly come before the meeting.

Shareholders who owned SonicWALL stock at the close of business on October 31, 2003 may attend and vote at the meeting. If you cannot attend the meeting, you may vote as instructed on the enclosed Proxy Card or by mailing the Proxy Card in the enclosed postage prepaid envelope. Any shareholder attending the meeting may vote in person, even though he or she has already returned a Proxy Card.

Whether or not you expect to attend the Annual Meeting, please complete, sign, date and promptly mail your proxy in the envelope provided. Alternatively, in lieu of returning signed Proxy Cards, registered shareholders of record can vote their shares by telephone by calling 1-877-PRX-VOTE (1-877-779-8683) or via the Internet at http://www.eproxyvote.com/snwl by following the instructions included on your Proxy Card. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Annual Meeting in person, as your proxy is revocable at your option.

We look forward to seeing you at the meeting.

Sincerely,

Kathleen M. Fisher

Chief Financial Officer

Sunnyvale, California

SONICWALL, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2003 Annual Meeting of Shareholders. The meeting will be held on Friday, December 12, 2003 at 10:00 a.m. local time, at the Sheraton Hotel located at 1108 North Mathilda Avenue, Sunnyvale, California 94089. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Voting materials, which include this Proxy Statement, a Proxy Card and our 2002 Annual Report to Shareholders, will be mailed to shareholders on or about November 5, 2003.

SonicWALL will pay the costs of soliciting proxies from shareholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and employees may solicit proxies on behalf of SonicWALL, without additional compensation, personally or by telephone.

Our principal executive offices are located at 1143 Borregas Avenue, Sunnyvale, California 94089. Our telephone number is (408) 745-9600.

QUESTIONS AND ANSWERS

Who can vote at the meeting?

The Board set October 31, 2003 as the record date for the meeting. All shareholders who owned SonicWALL Common Stock on October 31, 2003 may attend and vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held on all matters to be voted on. On October 31, 2003, approximately 68,365,424 shares of SonicWALL Common Stock were outstanding.

How many votes does SonicWALL need to hold the meeting?

A majority of SonicWALL’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if you: (i) are present and vote in person at the meeting; or (ii) have properly submitted a proxy card or voted over the telephone or the Internet.

What proposals will be voted on at the meeting?

There are four proposals scheduled to be voted on at the meeting:

•	Proposal One: the amendment of our Bylaws to increase the authorized minimum and maximum number of directors from a range of four to seven directors to a range of five to nine directors;

•	Proposal Two: the election of our Board of Directors;

•	Proposal Three: the amendment of our 1999 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,500,000 shares, for a new total reserved for issuance under the Plan of 2,525,000 shares; and

•	Proposal Four: the ratification of PricewaterhouseCoopers LLP as our auditors.

What is the voting requirement to approve each of the proposals?

Proposal One (the amendment of our Bylaws) requires the affirmative “FOR” vote of a majority of the shares of outstanding SonicWALL common stock entitled to vote at the Annual Meeting, whether or not represented by proxy at the Annual Meeting.

With respect to Proposal Two (the election of our directors), directors are elected by a plurality vote, and therefore the eight individuals receiving the highest number of “FOR” votes will be elected.

Proposal Three (the amendment of our 1999 Employee Stock Purchase Plan) requires the affirmative “FOR” vote of a majority of the shares of outstanding SonicWALL common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote.

Proposal Four (the ratification of our auditors) requires the affirmative “FOR” vote of a majority of the shares of outstanding SonicWALL common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote.

How are votes counted?

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return the proxy. Your proxy will be voted as you direct on your proxy.

If you hold your common stock through a broker (this is called holding stock in “street name”), the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given voting instructions to the broker. Shares that are subject to a broker non-vote are counted for purposes of determining if a quorum exists but not for purposes of determining if a proposal has passed.

For Proposal One (the amendment of our Bylaws), Proposal Two (the amendment of our 1999 Employee Stock Purchase Plan) and Proposal Three (the ratification of our auditors), you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you abstain from voting on these proposals, it has the same effect as a vote against. Broker non-votes will have no effect on the outcome of the vote on Proposals Three or Four. However, broker non-votes will have the effect of a vote against Proposal One (the amendment to our Bylaws) because such proposal requires the vote of a majority of the shares of outstanding SonicWALL common stock entitled to vote at the Annual Meeting, whether or not represented by proxy at the Annual Meeting.

For Proposal Two (the election of directors), you may vote either “FOR” or “WITHHELD” each nominee. Votes against, abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such election is by a plurality.

If you simply sign and return your Proxy Card with no further instructions, your shares will be counted as a vote:

•	“FOR” Proposal One (the amendment of our Bylaws);

•	“FOR” each of the eight nominated directors set forth under Proposal Two;

•	“FOR” Proposal Three (the amendment of our 1999 Employee Stock Purchase Plan); and

•	“FOR” Proposal Four (the ratification of PricewaterhouseCoopers LLP as our auditors).

Voting results are tabulated and certified by our transfer agent, EquiServe Trust Company, N.A.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the shareholder of record may be voted in person at the meeting. If you choose to do so, please bring the enclosed Proxy Card or proof of identification to the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Please refer to the summary instructions included on your Proxy Card. For shares held in street name, the voting instruction card will be sent to you by your broker or nominee.

You may vote by mail by signing your Proxy Card or, for shares held in street name, by following the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid envelope. Registered shareholders of record may also vote by telephone by calling 1-877-PRX-VOTE (1-877-779-8683) or via the Internet at http://www.eproxyvote.com/snwl by following the instructions included on your Proxy Card. If you provide specific voting instructions, your shares will be voted as you have instructed.

How can I change my vote after I return my proxy?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new Proxy Card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

What is SonicWALL’s voting recommendation?

Our Board of Directors recommends that you vote your shares:

•	“FOR” Proposal One (the amendment of our Bylaws);

•	“FOR” each of the eight nominated directors set forth under Proposal Two;

•	“FOR” Proposal Three (the amendment of our 1999 Employee Stock Purchase Plan); and

•	“FOR” Proposal Four (the ratification of PricewaterhouseCoopers LLP as our auditors).

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the meeting. The final results will be published in our annual report on Form 10-K for the fiscal year ending December 31, 2003.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Shareholder Proposals Sought To Be Included in SonicWALL’s 2004 Proxy Materials

Our shareholders may submit proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to our Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), some shareholder proposals may be eligible for inclusion in our 2004 proxy statement and proxy. Rule 14a-8 generally provides that the deadline for receipt of shareholder proposals to be included in a company’s proxy statement is not later than 120 calendar days before the one-year anniversary of the mailing date of the proxy for the previous year’s annual meeting. Please note, however, that Rule 14a-8 also provides that if a company changes its annual meeting date by more than 30 days from the date of the prior year’s meeting, then this 120-day deadline does not apply, and instead, the deadline for proposals to be included in a company’s proxy materials is a “reasonable time before the company begins to print and mail its proxy materials.”

SonicWALL currently intends to hold its 2004 annual meeting of shareholders on June 4, 2004, which is a change of more than 30 days from the date of the 2003 annual meeting of shareholders. Consequently, any shareholder proposal sought to be included in SonicWALL’s proxy materials for the 2004 annual meeting must be received by SonicWALL a reasonable time before the company begins to print and mail its proxy materials. SonicWALL considers proposals received before January 7, 2004 to be a reasonable time before its begins to print its proxy materials for the 2004 annual meeting.

Shareholder proposals or nominations must be submitted in writing to the attention of the Secretary, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089. Shareholders interested in submitting a proposal or nomination are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The timely submission of a shareholder proposal or nomination does not guarantee that it will be included in our 2004 proxy statement.

Shareholder Proposals Not Eligible or Intended To Be Included in SonicWALL’s 2004 Proxy Materials

Alternatively, under our Bylaws, shareholders may submit proposals or nominations that they believe should be voted upon at the 2004 annual meeting, but do not seek to include in our 2004 proxy statement pursuant to Rule 14a-8. Any such shareholder proposal or nomination must be timely submitted in writing to the Secretary, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, for the 2004 Annual Meeting of Shareholders. To be timely, any such shareholder proposal or nomination must be received by the Secretary not later April 5, 2004, which is sixty (60) days prior to the 2004 annual meeting. If a shareholder gives notice of such a proposal or nomination after this date, the shareholder will not be permitted to present the proposal or nomination to the shareholders for a vote at the annual meeting.

PROPOSAL ONE

APPROVAL OF AMENDMENT TO BYLAWS

Currently, Article III, Section 3.02 of our Bylaws specifies that the minimum and maximum number of directors shall be between four and seven directors, and that section permits the Board to specify the exact number of directors within the foregoing range. The Board has specified that the exact number of directors shall be seven. Although the Board generally has the power to amend or repeal our Bylaws – and it may specify an exact number of directors within the range of four and seven directors – any amendment to Article III, Section 3.20 of our Bylaws changing the minimum and maximum number of authorized directors requires the approval of SonicWALL’s shareholders.

Earlier this year, in light of the recent laws and proposals with respect to corporate governance, the Board determined that it wished to add an additional independent director to serve on the Board and also concluded that it was desirable to increase the number of directors authorized to serve on the Board. Because SonicWALL currently has seven directors – the maximum number authorized under our Bylaws – our Bylaws must be amended in order to permit the election of an additional director. Consequently, the Board has adopted an amendment to Article III, Section 3.02 of our Bylaws, which, subject to shareholder approval, increases the authorized number of directors from the current range of four to seven directors, to a range of five to nine directors. In addition, Article III, Section 3.02, as amended, continues to provide that the exact number of directors may be fixed from time to time – within the range of five to nine directors – by a resolution of the Board. The proposed amendment would become effective immediately following approval by the shareholders.

The Board believes that this amendment is in the best interests of SonicWALL and its shareholders because it will enable SonicWALL to identify, appoint and nominate for election, additional highly qualified individuals to serve as independent directors. In particular, as discussed more fully in Proposal Two below, SonicWALL has identified Edward F. Thompson to be an additional independent director to serve on the Board, subject to shareholder approval. To that end, the Board has adopted a resolution that, following approval of this amendment to our Bylaws by the shareholders (if such approval occurs), the fixed number of directors on the Board will be increased to eight, to allow for the election of Edward F. Thompson, as discussed more fully in Proposal Two below.

The full text of the amended Article III, Section 3.02 is:

“3.02  Number and Qualification of Directors

The authorized number of directors of the corporation shall be not less than five (5) nor more than nine (9). The exact number of directors shall be set forth from time to time within the limits specified above, by a resolution setting forth such exact number duly adopted by the Board of Directors or approved by the shareholders (as set forth in Section 153 of the California Corporations Code). The minimum and maximum number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by an amendment to the Articles of Incorporation or by an amendment to this Bylaw duly adopted by vote or written consent of holders of a majority of the outstanding shares entitled to vote. No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of authorized directors minus one (1).”

Vote Required

The affirmative vote of holders of common stock representing at least a majority of the voting power of the issued and outstanding common stock entitled to vote at the Annual Meeting, whether or not present or represented by proxy and voting at the Annual Meeting, is required for approval of the amendment to Article III, Section 3.02 of our Bylaws. Abstentions and broker non-votes will have the effect of a vote “against” the amendment to our Bylaws.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL ONE.

PROPOSAL TWO

ELECTION OF DIRECTORS

The following eight persons have been nominated for election to our Board of Directors. Proxy holders will vote for the eight candidates listed below. Each director is elected annually by the shareholders and serves on the Board until the next annual meeting of shareholders or until his or her successor has been elected and qualified.

• David W. Garrison	• Charles D. Kissner

• Matthew Medeiros	• Sreekanth Ravi

• David A. Shrigley	• Cary H. Thompson

• Robert M. Williams	• Edward F. Thompson

SonicWALL’s Board currently consists of seven members. All eight director nominees are current directors of SonicWALL, with the exception of Edward F. Thompson, who is not currently a member of our Board. As discussed in Proposal One above, in order to permit the election of an eighth director, the amendment to our Bylaws must be approved by the shareholders. If Proposal One does not pass, then only seven directors will be elected to our Board, and the proxy holders will vote for all of the nominees listed above except for Edward F. Thompson.

If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for a nominee designated by the current Board to fill the vacancy. At this time, the Board is not aware of any nominee who is unable or who will decline to serve as a director. If additional individuals are nominated for election as a director, the vote for the nominees will be determined by the proxy holders.

Officers and Directors

The following table gives certain information as to each person nominated for election as a director and SonicWALL’s executive officers as of October 31, 2003:

Name	Age	Position
Charles D. Kissner (1)(2)	56	Chairman of the Board
Matthew Medeiros	47	President and Chief Executive Officer and Director
Kathleen M. Fisher	48	Chief Financial Officer
Michael M. Stewart	55	Vice President, Worldwide Sales
David W. Garrison	48	Director
Sreekanth Ravi	37	Director
David A. Shrigley (2)(3)	55	Director
Cary H. Thompson (1)(3)	47	Director
Robert M. Williams (1)(3)	48	Director
Edward F. Thompson	65	Director Nominee

(1)	Member of the 2002 Audit Committee of the Board of Directors.
(2)	Member of the 2002 Compensation Committee of the Board of Directors.
(3)	Member of the 2002 Corporate Governance and Nominations Committee.

The Board of Directors is elected annually by shareholders, and members of the Board serve until the next annual meeting of shareholders unless they resign before such meeting. The last annual shareholders meeting was held in December 2002.

Director Nominees

David W. Garrison was elected as a director in January 2003. He is currently President and Chief Executive Officer of STSN, a provider of broadband services for hotels, and has served in such position since October 2002. From 2000 to 2001, Mr. Garrison was Chairman and Chief Executive Officer of Verestar, a satellite services company, where he also served on the board of Verestar’s parent company, American Tower. From 1995 to 1998, Mr. Garrison was Chairman and Chief Executive Officer of Netcom, a pioneer Internet service provider. Mr. Garrison has served as an independent director on more than a half dozen boards of private and public companies, and he is currently a member of the board of directors of Ameritrade, where he is the chair of the independent directors committee. Mr. Garrison holds a Bachelor of Science degree from Syracuse University and a Master of Business Administration degree from Harvard.

Charles D. Kissner has served as a director since July 2000 and as Chairman of the Board of Directors since March 2003. He is currently Chairman and Chief Executive Officer of Stratex Networks, Inc., a global provider of wireless transmission solutions. Previously, Mr. Kissner was Vice President/General Manager of M/A-Com, Inc., a manufacturer of radio and microwave communication products, and President, Chief Executive Officer and a director of Aristacom International, Inc., a communications software company. He was Executive Vice President of Fujitsu Network Switching, Inc., and held several key positions at AT&T (now Lucent Technologies). Mr. Kissner is also a director of Littlefeet, Inc., a wireless infrastructure company. He serves on the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Kissner holds a Bachelor of Science degree from California State Polytechnic University and a Master of Business Administration degree from Santa Clara University.

Matthew Medeiros was named our President and Chief Executive Officer and appointed to our Board of Directors in March 2003. From January 1998 to December 2002, he was President and Chief Executive Officer of Philips Electronics’ Components Division, where he was credited as being the chief architect of the liquid crystal display joint venture between Philips Electronics and LG Electronics and he funded initiatives that brought Philips’ recent successes in the wireless networked home. He also served as Chairman of the Board for LG.Philips LCD from January 2001 to December 2002. Prior to his role at Philips, Mr. Medeiros was Vice President and General Manager for the Optical Polymers Group and Vice President of Business Development for the Electronic Materials division of AlliedSignal. Mr. Medeiros also has an extensive background in PC manufacturing, operations and materials management following executive positions at Radius, NeXT Computer and Apple Computer. Mr. Medeiros is a graduate of the University of San Francisco with a bachelor’s degree in business administration in management science.

Sreekanth Ravi has been a director since co-founding SonicWALL in February 1991, and served as our Chairman of the Board from that time until March 2003. From February 1991 until October 2001, Mr. Ravi was SonicWALL’s President and Chief Executive Officer. Prior to SonicWALL, Mr. Ravi was the founder and Chief Executive Officer of Generation Systems, a manufacturer of high performance video products, which he later sold to a publicly held computer products company in 1990. Mr. Ravi received a Bachelor of Science degree in electrical engineering from the University of Illinois, Champaign-Urbana.

David A. Shrigley has been a director since July 1999. Since July 1999 Mr. Shrigley has been a general partner of Sevin Rosen Funds, a venture capital firm. From November 1996 to April 1999, Mr. Shrigley was Executive Vice President, Sales and Services, of Nortel Networks Corp., a network telecommunications company. From December 1978 to November 1996, Mr. Shrigley was an employee of Intel Corporation, a semiconductor manufacturing company, where he was last employed as Vice President, Corporate Marketing. Mr. Shrigley received a Bachelor of Science degree in business administration from Franklin University.

Cary H. Thompson has served as a director since January 2001. Mr. Thompson has served as Senior Managing Director for Bear, Stearns & Co., Inc. since 1999 and is the head of Corporate Finance for Bear, Stearns’ Los Angeles office. Mr. Thompson joined Bear Stearns from Aames Financial Corporation where he served as that company’s Chief Executive Officer from June 1996 to June 1999. Mr. Thompson serves on the Board of Directors of Fidelity National Information Solutions, Inc. and Fidelity National Financial, Inc. Mr. Thompson received a Bachelor of Arts degree from the University of California, Berkeley, and a juris doctorate from the University of Southern California Law School.

Robert M. Williams has been a director since May 1999. Since January 1998, Mr. Williams has been a general partner of Bay Partners, a venture capital firm, and an affiliate of Bay Partners SBIC II, L.P. and Bay Sonic Investors, shareholders of SonicWALL. From May 1993 to December 1997, Mr. Williams was Vice President, Marketing and Business Development of NetManage, Inc., a networking software product development and sales company. Before then, Mr. Williams held various marketing positions at several companies, including Verity, Inc., an Internet text engine developer, and Ingres Corp., a developer of relational database management software. Mr. Williams received a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the Stanford Graduate School of Business.

Edward F. Thompson is a nominee for director and has been a consultant to the Audit Committee of SonicWALL since June 2003. Mr. Thompson has served as a senior advisor to the board of directors of Fujitsu Limited and as a director of several Fujitsu subsidiaries or portfolio companies since 1995. From 1976 to 1994, Mr. Thompson served in a series of management positions with Amdahl Corporation including, from August 1983 to June 1994, chief financial officer and secretary of Amdahl and from October 1985 to June 1994, chief executive officer of Amdahl Capital Corporation. Mr. Thompson is a member of the board of directors of Stratex Networks, Inc. and Niku Corporation. He is also a member of the boards of directors and strategic advisory boards of several private companies. Mr. Thompson holds a Master of Business Administration degree in operations research and finance from Santa Clara University and a Bachelor of Science degree in aeronautical engineering from the University of Illinois.

Executive Officers

Kathleen M. Fisher was named our Chief Financial Officer in July 2003. From March 2000 until July 2003, Ms. Fisher was chief financial officer of QAD, Inc., a publicly-held provider of enterprise resource planning software. From August 1999 until March 2000, she was chief financial officer of Adept Technology, a publicly-held manufacturer of robotic hardware and software, and from April 1997 until April 1999, Ms. Fisher was chief financial officer of Borland Software. Ms. Fisher serves on the Board of Directors of Chad Therapeutics. Ms. Fisher received a Bachelor of Science degree in business administration from the University of Redlands and a Master of Business Administration degree from the University of Southern California.

Michael M. Stewart was named our Vice President, Worldwide Sales, in August 2003. From December 2001 until June 2003, Mr. Stewart was vice president of worldwide sales for Minerva Networks, and from February 1999 until October 2001, he was vice president of worldwide sales for Cylink Corporation. Prior to Cylink, Mr. Stewart was President and Chief Executive Officer of Escalate Networks, Inc. Mr. Stewart has a CLED from the United States Armed Forces Institute.

Board of Directors Meetings

During the fiscal year ended December 31, 2002, our Board met thirteen times, including telephone conference meetings, and acted by written consent in lieu of a meeting on one occasion. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Committees of the Board of Directors

Standing committees of the Board include an Audit Committee, a Compensation Committee and a Corporate Governance and Nominations Committee.

Audit Committee

The 2002 Audit Committee of our Board consisted of Messrs. Kissner, C. Thompson (chair) and Williams. The Audit Committee met three times during fiscal year 2002. The Audit Committee makes recommendations to the Board of Directors regarding various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to our auditors, and the accounting practices of SonicWALL. The Audit Committee meets independently with our independent auditors and our senior management, and reviews the general scope of our accounting, financial reporting, annual audit and the results of the annual audit and interim financial statements, auditor independence issues, and the adequacy of the Audit Committee’s charter. The Audit Committee operates under a written charter adopted by the Board, a copy of which was included with SonicWALL’s proxy statement for its December 14, 2001 Annual Meeting of Shareholders. The 2003 Audit Committee of our Board currently consists of Messrs. Kissner, C. Thompson (chair) and Garrison, each of whom is independent as defined under the rules of the Nasdaq Stock Market.

Compensation Committee

The 2002 Compensation Committee of our Board consisted of Messrs. Kissner and Shrigley (chair). The Compensation Committee met four times during fiscal year 2002 and acted by written consent in lieu of a meeting on one occasion. The Compensation Committee reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans and makes recommendations to the Board of Directors regarding these matters. The 2003 Compensation Committee of our Board consists of Messrs. Garrison, Shrigley (chair) and Williams.

Corporate Governance and Nominations Committee

The 2002 Corporate Governance and Nominations Committee consisted of Messrs. Shrigley, C. Thompson and Williams (chair). The Corporate Governance and Nominations Committee establishes and recommends policies and procedures with respect to the Board of Directors, the other committees of the Board, as they shall from time to time be constituted, and their interaction with management, and corporate governance policies generally; establishes procedures for the director nomination process; seeks and recommends qualified candidates for election to the Board of Directors at the annual meetings of shareholders of SonicWALL; nominates officers for election by the Board of Directors; and considers nominees for election to the Board of Directors proposed by the shareholders. The 2003 Corporate Governance and Nominations Committee of our Board consists of Messrs. Kissner, Shrigley and Williams (chair).

Our Corporate Governance and Nominations Committee will consider nominations for the Board of Directors made by shareholders. If you wish to submit names of prospective nominees for consideration by our Corporate Governance and Nominations Committee, you should do so in writing to our Secretary. Nominating procedures are discussed in greater detail in our Bylaws, which will be provided to you upon written request.

Vote Required

Directors shall be elected by a plurality vote. The eight nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes against, abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. If Proposal One does not pass, however, then only seven directors will be elected to our Board, and the seven nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF DIRECTORS.

PROPOSAL THREE

AMENDMENT TO ADD ONE MILLION FIVE HUNDRED THOUSAND SHARES

TO THE 1999 EMPLOYEE STOCK PURCHASE PLAN

General

Our 1999 Employee Stock Purchase Plan (the “ESPP”) provides our employees the opportunity to purchase our common stock through accumulated payroll deductions. The ESPP was originally adopted by the Board of Directors in August 1999 and approved by our shareholders that same month. Unless terminated sooner, the ESPP will terminate automatically in July 2009. In December 2000, our Board recommended to the shareholders, and the shareholders approved, an increase in the number of shares authorized for issuance under the ESPP by 200,000 shares, bringing the total shares reserved for issuance under the ESPP to 700,000 shares. In October 2002, our Board recommended to the shareholders, and in December 2002, the shareholders approved, an increase the number of shares authorized for issuance under the ESPP by 325,000 shares, bringing the total shares currently reserved for issuance under the ESPP to 1,025,000 shares.

In September 2003, our Board recommended to the shareholders an increase in the number of shares authorized for issuance under the ESPP by 1,500,000 shares, which, following shareholder approval, will bring the total shares reserved for issuance under the ESPP to 2,525,000 shares. Proposal Three seeks shareholder approval of the amendment to SonicWALL’s ESPP in order to increase the number of shares reserved for issuance thereunder by 1,500,000. Please note, however, that this proposed share increase shall be added only to those offering periods beginning on and after February 1, 2004 and shall not be added to any offering period currently in effect. As of October 31, 2003, there were 196,870 shares available for future issuance under the ESPP (before giving effect to the proposed 1,500,000 share increase.)

We believe that the ESPP plays a key role in our ability to recruit, reward and retain employees. Companies like SonicWALL have historically used stock purchase plans as an important part of recruitment and retention packages. We compete directly with other companies for experienced personnel and believe that we must be able to offer comparable packages to attract the caliber of individuals necessary to our business.

Summary of the ESPP

Purpose of the ESPP

The purpose of the ESPP is to provide our non-officer employees with an opportunity to purchase our common stock through accumulated payroll deductions.

Administration

The ESPP is administered by the Board of Directors or a committee appointed by the Board of Directors. All questions of interpretation or application of the ESPP are determined by the Board of Directors or its committee, whose decisions are final and binding upon all participants. No charges for administrative or other costs may be made against the payroll deductions of a participant in the ESPP. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the ESPP.

Eligibility

Any person who is customarily employed by us on the offering date, for at least 20 hours per week and more than five months in any calendar year, is eligible to participate in the ESPP. However, Section 16 and all vice-president-level officers of SonicWALL who are also “highly compensated” under Internal Revenue Code Section 414(q) are not eligible to participate in the ESPP, nor are our directors. Eligible employees become participants in the ESPP by delivering to us a subscription agreement authorizing payroll deductions prior to the applicable enrollment date. An employee who becomes eligible to participate in the ESPP after the commencement of an offering period may not participate in the plan until the commencement of the next offering period.

As of October 31, 2003, approximately 339 employees were eligible to participate in the ESPP.

Offering Periods

Commencing with the offering period beginning February 1, 2004, the ESPP is generally implemented during overlapping offering periods of 12 months beginning every six months during the term of the ESPP, commencing February 1st and August 1st of each year. The Board of Directors may alter the duration of the offering periods without shareholder approval if such change is announced five days prior to the scheduled beginning of the first offering period to be affected. Previously, the ESPP was implemented by overlapping 24 month offering periods. We believe these 24-month offering periods will terminate on January 31, 2004 due to a shortfall in the number of shares available for issuance on such date.

Purchase Price

Generally, the purchase price per share at which shares are sold under the ESPP is the lower of 85% of the fair market value of a share of our common stock on the first day of each offering period or 85% of the fair market value of a share of our common stock on the last day of each six month purchase period during the offering period (the “Exercise Date”). However, in the event of an increase in the number of shares available for issuance under the ESPP as a result of a shareholder-approved amendment to the ESPP where the new shares are to be issued with respect to outstanding offering periods (“Additional Shares”), where the fair market value of a share of common stock on the date obtaining shareholder approval (the “Approval Date Fair Market Value”) is higher than the fair market value on the first day of the offering period, then the purchase price per share with respect to Additional Shares shall be 85% of the Approval Date Fair Market Value or the fair market value of a share of common stock on the purchase date, whichever is lower (a “Special Pricing”). Because the addition of shares contemplated by this Proposal Three does not apply to outstanding offering periods, approval of this Proposal Three will not result in a Special Pricing. The fair market value of a share of our common stock on a given date is generally the closing sales price as reported on the Nasdaq National Market for such date. On October 31, 2003, the closing selling price per share of common stock as reported on the Nasdaq National Market was $8.10.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 15% of a participant’s eligible compensation, which generally includes regular salary or wages received by an employee from SonicWALL or any designated subsidiary, including bonuses, commissions incentive compensation, overtime and shift differentials, but excluding relocation, expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any stock option, stock purchase, or similar plan of the company and any designated subsidiary. A participant may discontinue his or her participation in the ESPP or may increase or decrease the rate of payroll deductions during each six-month purchase period. Payroll deductions shall commence on the first payroll following the offering date, and shall continue at the same rate until the end of the offering period unless sooner terminated as provided in the ESPP.

All payroll deductions are credited to the participant’s account under the ESPP and are deposited with the general funds of SonicWALL. All payroll deductions received or held by us may be used for any corporate purpose.

Purchase of Stock; Exercise of Option

By executing a subscription agreement to participate in the ESPP, each employee is in effect granted an option to purchase shares of our common stock on each Exercise Date during the offering period. The maximum number of shares placed under option to a participant in an offering period is that number determined by dividing the amount of the participant’s total payroll deductions accumulated prior to such Exercise Date (not to exceed an amount equal to 15% of the participant’s eligible compensation which he or she receives on each pay day during the offering period) by the applicable purchase price, and subject to the further limitation that the maximum number of shares an employee may purchase during each purchase period shall be 2,000 shares subject to adjustment under certain circumstances as provided in the ESPP. Unless a participant withdraws from the ESPP, such participant’s option for the purchase of shares will be exercised automatically on the Exercise Date for the maximum number of shares at the applicable price.

Notwithstanding the foregoing, no employee will be permitted to subscribe for shares under the ESPP if, immediately after the grant of the option, the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of our company or of a parent or of any of its subsidiaries (including stock which may be purchased under the ESPP), nor shall any employee be granted an option that would permit the employee to buy pursuant to the ESPP more than $25,000 worth of stock in any calendar year.

Withdrawal

A participant may withdraw all, but not less than all, the payroll deductions credited to his or her account at any time by giving written notice to SonicWALL. Any such withdrawal by the participant of payroll deductions for a given offering period automatically terminates the participant’s interest in that offering period. A participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering.

If the fair market value of the shares on any purchase date is less than the fair market value of the shares on the first day of the offering period (or, in the case of a Special Pricing, less than the fair market value of the shares on the date of obtaining shareholder approval to add shares to the ESPP), then every participant shall automatically be withdrawn and re-enrolled in the next offering period.

Termination of Employee

Termination of a participant’s employment or eligibility for any reason, including retirement or death, cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

Capital Changes

In the event any change is made in our capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of our common stock without receipt of consideration, appropriate adjustments will be made by the Board of Directors in the shares subject to purchase under the ESPP and in the purchase price per share, subject to any required action by our shareholders.

Nonassignability

No rights or accumulated payroll deductions of a participant under the ESPP may be pledged, assigned or transferred (other than by will or the laws of descent and distribution) and any such attempt may be treated by us as an election to withdraw from the ESPP.

Amendment and Termination of the ESPP

The Board of Directors may at any time, with limited exceptions, amend or terminate the ESPP, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the ESPP without prior approval of our shareholders if such amendment would constitute an amendment for which shareholder approval is required under the federal securities laws or the Internal Revenue Code of 1986, as amended (the “Code”). In any event, the ESPP will terminate in July 2009.

Purchases Under the ESPP

As of October 31, 2003, a total of 828,130 shares of our common stock have been issued pursuant to the ESPP, and 196,870 shares remained available for issuance (before giving effect to the 1,500,000 share increase being presented to the shareholders pursuant to this Proposal Three for approval at the annual meeting).

Certain Federal Income Tax Information

The following is a brief summary of the effect of federal income taxation upon the participant and our company with respect to the shares purchased under the ESPP. This summary does not purport to be complete and it does not discuss the tax consequences of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant may reside.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, it is intended that no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will generally recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will generally be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. We are not generally entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to approve the amendment to the ESPP. Abstentions will have the effect of a vote “against” the amendment to the ESPP. Broker non-votes will have no effect on the outcome of the vote.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL THREE.

PROPOSAL FOUR

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected PricewaterhouseCoopers LLP as SonicWALL’s independent auditors for the fiscal year ending December 31, 2003 and has further directed that management submit the selection of auditors for ratification by the shareholders at the 2003 Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as SonicWALL’s independent auditors is not required by SonicWALL’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board will reconsider whether to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the interests of SonicWALL and its shareholders.

Audit and Related Fees Billed by PricewaterhouseCoopers LLP During Fiscal Year 2002

Audit Fees

Audit fees billed to us by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal year ended December 31, 2002, and the review of our financial statements included in our quarterly reports on Form 10-Q during the fiscal year ended December 31, 2002, totaled approximately $225,000.

Financial Information Systems Design and Implementation Fees

We did not engage PricewaterhouseCoopers LLP to provide advice to us regarding financial information systems design and implementation during the fiscal year ended December 31, 2002.

All Other Fees

Fees billed to us by PricewaterhouseCoopers LLP for all other services rendered to us during the fiscal year ended December 31, 2002, other than those set forth above, including services rendered in connection with registration statements filed with the Securities and Exchange Commission and other regulatory filings and tax planning and assistance with tax returns, totaled approximately $188,000.

The Audit Committee of the Board of Directors has determined that the provision of the services disclosed under “All Other Fees” above by PricewaterhouseCoopers LLP is compatible with maintaining such auditors’ independence.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of PricewaterhouseCoopers LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL FOUR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of September 30, 2003, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Unless otherwise indicated, each of the following shareholders can be reached at or care of our principal offices at 1143 Borregas Avenue, Sunnyvale, California 94089.

	As of September 30, 2003
Name	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Shares of Common Stock Outstanding
5% Shareholders:
Sudhakar Ravi (2)	7,698,982	11.14%
Cannell Capital LLC and related entities (3)	4,348,271	6.38%

Directors and Executive Officers:
Sreekanth Ravi (4)	7,691,780	11.13%
Michael J. Sheridan (5)	631,187	*
Robert M. Williams (6)	238,269	*
William Roach (7)	177,081	*
David A. Shrigley (8)	163,683	*
Cary H. Thompson (9)	67,083	*
Charles D. Kissner (10)	42,083	*
Ronald E. Heinz, Jr. (11)	10,000	*
Tom Furlong (12)	1,750	*
Matthew Medeiros	—	—
Edward F. Thompson	—	—
Cosmo Santullo (13)	—	—
Paul Cook (14)	—	—
All current directors and executive officers as a group (9 persons) (15)	8,208,106	11.84%

*	Represents less than 1%.
(1)	Percentage of beneficial ownership is based on 68,205,128 shares of common stock outstanding as of September 30, 2003, together with option shares that may be exercised within 60 days of September 30, 2003 (“Vested Options”). Beneficial ownership represents sole voting or investment power. Vested Options are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Includes 1,100,000 shares held by Sudhakar and Sumithra Ravi 1999 Trust and 900,000 Vested Options. Effective March 31, 2003, Mr. Ravi resigned as our Chief Technical Officer, although he continues to serve our company as a technology advisor.
(3)	The number of shares is as of June 30, 2003, pursuant to a Schedule 13F filed by Cannell Capital LLC with the Securities and Exchange Commission on June 30, 2003. The principal address of Cannell Capital LLC is 150 California Street, Fifth Floor, San Francisco, CA 94111.
(4)	Includes 1,100,000 shares held by Sreekanth Ravi 1999 Pot Trust and 902,916 Vested Options.
(5)	Includes 433,854 Vested Options. Effective July 15, 2003, Mr. Sheridan resigned as our Senior Vice President, Strategy, and Chief Financial Officer.
(6)	Includes 57,536 shares held by The Amended and Restated Robert Monroe Williams and Margaret Ruth Caldwell Family Trust and 42,083 Vested Options.

(7)	Represents 177,081 Vested Options. Effective September 2003, Mr. Roach became our Vice President, Business Development.
(8)	Includes 42,083 Vested Options. Includes 1,600 shares held by children residing in the same household as Mr. Shrigley.
(9)	Represents 67,083 Vested Options.
(10)	Represents 42,083 Vested Options.
(11)	Effective May 2, 2003, Mr. Heinz resigned as our Senior Vice President, Worldwide Sales and Marketing.
(12)	Effective November 1, 2002, Mr. Furlong resigned as our Senior Vice President, Marketing and Engineering.
(13)	Effective July 31, 2002, Mr. Santullo resigned as our President and Chief Executive Officer and resigned from our Board of Directors.
(14)	Effective February 3, 2003, Mr. Cook resigned as our Senior Vice President, Human Resources.
(15)	Includes an aggregate of 1,101,456 Vested Options.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table provides information concerning the compensation received for services rendered to SonicWALL in all capacities during the years ended December 31, 2002, 2001 and 2000 by each person who served as Chief Executive Officer during fiscal 2002 and each of the other most highly compensated executive officers or key employees of SonicWALL whose aggregate compensation exceeded $100,000 during fiscal 2002. This table is based on earned compensation.

	Annual Compensation				Long-Term Compensation Awards	All Other Compensation ($)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Securities Underlying Options (#)
Cosmo Santullo (1)	2002	329,712	112,500		—	502,689	(5)
Former President and Chief Executive Officer	2001 2000	83,077 —	— —		2,400,000 —	— —

William Roach (2)	2002	217,115	7,500	(6)	400,000	—
Interim President and Chief Executive Officer	2001 2000	— —	— —		— —	— —

Michael J. Sheridan (3)	2002	240,000	—		150,000	—
Senior Vice President, Strategy, and Chief Financial Officer	2001 2000	240,000 202,677	— 233,000		425,000 100,000	— —

Ronald E. Heinz, Jr. (4)	2002	250,000	305,299	(6)	150,000	—
Senior Vice President, World Wide Sales and Marketing	2001 2000	250,000 716,299	292,298 689,376	(6)	— 663,731	— —

Sudhakar Ravi (7)	2002	170,769	—		—	—
Chief Technical Officer	2001 2000	240,000 240,000	— 233,000		— 100,000	— —

Paul Cook (8)	2002	188,010	51,068		150,000	—
Senior Vice President of Human Resources	2001 2000	157,681 20,192	29,540 —		175,000 24,609	— —

Tom Furlong (9)	2002	198,462	140,000		300,000	191,332	(5)
Former Senior Vice President, Product and Services	2001 2000	120,000 —	— —		600,000 —	— —

(1)	Served as President and Chief Executive Officer until August 2002.
(2)	Commenced employment in June 2002; was Interim President and Chief Executive Officer from August 2002 until March 2003.
(3)	Employment terminated in July 2003.
(4)	Commenced employment in November 2000; employment terminated in May 2003.
(5)	Represents severance and COBRA payments.
(6)	Represents bonus and commissions.
(7)	Served as Chief Technical Officer until March 2003.
(8)	Employment terminated in February 2003.
(9)	Employment terminated in November 2002.

Options Granted in Last Fiscal Year

The following table provides information regarding stock options we granted in fiscal 2002 to each person who served as Chief Executive Officer during fiscal 2002 and to each of the other most highly compensated executive officers or key employees of SonicWALL whose aggregate compensation exceeded $100,000 during fiscal 2002. The table includes the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. The assumed rates of appreciation are prescribed by the Securities and Exchange Commission for illustrative purposes only and are not intended to forecast or predict future stock prices. Any actual gains on option exercises will depend on the future performance of our stock. Twenty-five percent (25%) of the option shares vest after one year of service, and the remaining shares vest monthly over the following three years, provided the employee remains employed at SonicWALL. We granted all options under our stock option plans at exercise prices at the fair market value of our common stock on the date of grant.

	Individual Grants
	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($/Sh) (3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (5)
Name						5% ($)	10% ($)
Cosmo Santullo	—		—	—	—	—	—
William Roach	400,000	(1)	10.99%	6.03	06/02/2012	1,516,894	3,844,107
Michael J. Sheridan	150,000	(4)	4.12%	6.45	05/05/2012	608,455	1,541,946
Ronald E. Heinz, Jr.	150,000	(4)	4.12%	6.45	05/05/2012	608,455	1,541,946
Sudhakar Ravi	—		—	—	—	—	—
Paul Cook	150,000	(4)	4.12%	6.45	05/05/2012	608,455	1,541,946
Tom Furlong	300,000	(4)	8.24%	6.45	05/05/2012	1,216,910	3,083,892

(1)	25% of the option shares vest after one year of service, and the remaining shares vest monthly over the following three years, provided the employee remains employed at SonicWALL. We granted all options under our stock option plans at exercise prices at the fair market value of our common stock on the date of grant.
(2)	In 2002, we granted options to purchase up to an aggregate of 3,640,650 shares to employees and 180,000 shares to directors.
(3)	The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares.
(4)	The option shares vest in equal monthly installments, vesting 1/48th each month, until fully vested at the end of 48 months of continuous employment with SonicWALL, Inc.
(5)

The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of SonicWALL’s securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table provides information regarding options exercised during fiscal 2002 and unexercised options held as of December 31, 2002 by each person who served as Chief Executive Officer during fiscal 2002 and by each of the other most highly compensated executive officers or key employees of SonicWALL whose aggregate compensation exceeded $100,000 during fiscal 2002. The value realized on exercised options is calculated as of the date of exercise and the value of unexercised in-the-money options is calculated at December 31, 2002.

	Number of Shares Acquired onExercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Cosmo Santullo	—	—	—	—	—	—
William Roach	—	—	—	400,000	—	—
Sudhakar Ravi	—	—	766,592	133,408	—	—
Michael J. Sheridan	—	—	302,083	372,917	—	—
Ronald E. Heinz, Jr.	—	—	302,292	273,439	—	—
Paul Cook.	—	—	111,881	225,424	—	—
Tom Furlong	—	—	218,750	—	—	—

Director Compensation

Beginning in the third quarter of 2002, we began paying the following cash compensation to our non-employee directors for their services as directors and members of committees of the Board of Directors: (i) an annual payment for service as a non-employee director of $12,000, to be payable on a quarterly basis on the first day of each quarter; (ii) a payment of $1,000 per Board meeting attended in person, to be payable on the date of each such meeting so attended; (iii) a payment of $500 per Board meeting attended by phone, to be payable on the date of each such meeting so attended; (iv) an annual payment of $5,000 for service on the Audit Committee, to be payable on a quarterly basis on the first day of each quarter; (v) an annual payment of $3,000 for service on the Compensation Committee, to be payable on a quarterly basis on the first day of each quarter; (vi) an annual payment of $3,000 for service on the Corporate Governance and Nominations Committee, to be payable on a quarterly basis on the first day of each quarter; (vii) a payment of $1,000 per committee meeting attended in person, to be payable on the date of each such meeting so attended; and (viii) a payment of $500 per committee meeting attended by phone, to be payable on the date of each such meeting so attended.

In addition, we adopted the following policy with respect to stock option grants to our directors: (i) upon initial appointment as a director, each director will be granted an option to purchase 25,000 shares of our common stock, which option would vest monthly over four years; and (ii) each director will be granted an additional option to purchase 20,000 shares of our common stock annually on the date of our Annual Meeting, which option would vest monthly over four years.

Employment Contracts and Change in Control Arrangements

The Compensation Committee, as administrator of SonicWALL’s 1998 Stock Option Plan, may provide for accelerated vesting of the shares of common stock subject to outstanding options held by any executive officer of SonicWALL in connection with certain changes in control of SonicWALL. The accelerated vesting may be conditioned on the termination of the individual’s employment following the change in control event. None of the executive officers of SonicWALL currently have employment agreements with SonicWALL for a specific term, and they may resign and their employment may be terminated at any time. However, some executive officers have entered into arrangements for acceleration of vesting of their initial option grant upon change of control coupled with their employment being terminated thereafter other than for cause. In such a circumstance, certain of the executive officers would have, under certain circumstances, 25% or 50% additional vesting.

On March 14, 2003, we entered into an employment agreement with Matthew Medeiros, our President and Chief Executive Officer, which provides for certain severance benefits if Mr. Medeiros is terminated without cause or if he resigns for good reason, subject to Mr. Medeiros entering into a release of claims with SonicWALL. These severance benefits differ depending on when in relation to a change of control such termination occurs. In the first instance, if Mr. Medeiros’ employment terminates without cause or if he resigns for good reason prior to 90 days before a change of control or more than one year after a change of control, he shall receive the following severance benefits: (i) a lump-sum payment equal to 18 months salary if termination occurs in the first 12 months of employment or a lump-sum payment equal to 12 months salary if termination occurs after the first 12 months of employment; (ii) a bonus under our annual bonus plan, pro-rated according to the percentage of the applicable fiscal year Mr. Medeiros is employed by us; and (iii) if termination occurs within the first 12 months of employment, monthly vesting of his stock options for each month of his employment. Alternatively, if Mr. Medeiros’ employment terminates without cause or if he resigns for good reason within 90 days prior to a change of control through one year following a change of control, he shall receive the following severance benefits: (i) a lump-sum payment equal to two years salary; (ii) a bonus under our annual bonus plan, pro-rated according to the percentage of the applicable fiscal year Mr. Medeiros is employed by us; and (iii) accelerated vesting as to an additional 24 months vesting of all stock options then held.

On June 20, 2003, we entered into an offer letter with Kathleen M. Fisher, our Chief Financial Officer, which provides for certain severance benefits if Ms. Fisher is terminated without cause, subject to Ms. Fisher entering into a release of claims with SonicWALL. These severance benefits differ depending on when the termination occurs. If such termination occurs within the first twelve months of employment, then Ms. Fisher would be entitled to receive severance pay equal to her base salary rate, as then in effect, for a period of twelve months from the date of termination. If such termination occurs after the first twelve months of employment, then Ms. Fisher would be entitled to receive severance pay equal to her base salary rate, as then in effect, for a period of three months from the date of termination. If such termination occurs within 90 days before a change in control on within one year after a change of control, then Ms. Fisher would be entitled to receive the following severance benefits: (i) a lump-sum payment equal to one year of salary; (ii) a bonus under our annual bonus plan, pro-rated according to the percentage of the applicable fiscal year Ms. Fisher is employed by us; and (iii) the acceleration of vesting of stock options equal to the number of months that Ms. Fisher is employed by us.

On August 11, 2003, we entered into an offer letter with Michael M. Stewart, our Vice President, Worldwide Sales, which provides for certain severance benefits if Mr. Stewart is terminated without cause, subject to Mr. Stewart entering into a release of claims with SonicWALL. These severance benefits differ depending on when the termination occurs. If such termination occurs within the first twelve months of employment, then Mr. Stewart would be entitled to receive severance pay equal to his base salary rate, as then in effect, for a period of six months from the date of termination. If such termination occurs after the first twelve months of employment, then Mr. Stewart would be entitled to receive severance pay equal to his base salary rate, as then in effect, for a period of three months from the date of termination. If such termination occurs within 90 days before a change in control on within one year after a change of control, then Mr. Stewart would be entitled to receive the following severance benefits: (i) a lump-sum payment equal to one year of salary; (ii) a bonus under our annual bonus plan, pro-rated according to the percentage of the applicable fiscal year Mr. Stewart is employed by us; and (iii) the acceleration of vesting of stock options equal to the number of months that Mr. Stewart is employed by us.

SonicWALL entered into an employment agreement with Cosmo Santullo, its former President and Chief Executive Officer, dated October 15, 2001. The agreement provided that if SonicWALL were subject to a change in control before Mr. Santullo’s employment with us terminates and Mr. Santullo is subject to an involuntary termination within six months after the change in control, then his options shall immediately become exercisable with respect to 50% of his then unvested shares. This agreement was terminated upon Mr. Santullo’s voluntary resignation from SonicWALL in August 2002.

Ronald Heinz has an agreement with SonicWALL that he entered into when he joined Phobos Corporation as its Chief Executive Officer. This agreement was assumed by SonicWALL as a part of our acquisition of Phobos. Under the terms of Mr. Heinz’s agreement, Mr. Heinz would be entitled to 12 months of accelerated vesting of his options granted by Phobos and assumed by SonicWALL in the event of his termination other than for cause. This agreement terminated on May 2, 2003 upon Mr. Heinz’s voluntary resignation from SonicWALL.

On May 17, 1999, we entered into an offer letter with Michael J. Sheridan, our former Senior Vice President, Strategy, and Chief Financial Officer. The offer letter provides for full acceleration of vesting of stock options granted to Mr. Sheridan in the event of an acquisition of all or substantially all of our assets. This agreement terminated on July 15, 2003 upon Mr. Sheridan’s voluntary resignation from SonicWALL.

Compensation Committee Interlocks and Insider Participation

Our Board’s Compensation Committee currently consists of Messrs. Garrison, Shrigley and Williams. None of these individuals has at any time been an employee or officer of SonicWALL, Inc. Until the Compensation Committee was formed in August 1999, the full board of directors made all decisions regarding executive compensation.

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2002. Footnote (1) to the table sets forth the total number of shares of common stock issuable upon exercise of options assumed by SonicWALL and common stock issuable upon exercise of options granted under plans assumed by SonicWALL in mergers and acquisitions.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(2)(3)	9,758,531	$10.66	4,836,949	(4)
Equity compensation plans not approved by security holders(5)	17,190	$7.00	—

Total	9,775,721	$10.65	4,836,949

(1)

The table does not include information for equity compensation plans assumed by us in mergers and acquisitions. A total of 492,654 shares of common stock was issuable upon exercise of options assumed by us and options granted under plans assumed by us, and outstanding as of December 31, 2002, including (i) 366,463 shares issuable upon exercise of options assumed by us in our merger with Phobos Corporation in

November 2000, (ii) 34,941 shares issuable upon exercise of options we assumed in our acquisition of Ignyte Technology, Inc. in March 2001, and (iii) 91,250 shares issuable upon exercise of options assumed by us in our acquisition of the assets and business of RedCreek Communications, Inc. in October 2001.

(2)	These plans include (i) 1998 and 1994 Stock Option Plans, and (ii) 1999 Employee Stock Purchase Plan.
(3)	The number of shares reserved for issuance under the 1998 Stock Option Plan is subject to an automatic annual increase on the first day of 2001 through 2008 equal to the lesser of, (i) 4,000,000 shares; (ii) 4% of our outstanding common stock on the last day of the immediately preceding fiscal year; or (iii) a lesser number of shares determined by our Board of Directors.
(4)	Includes 274,273 shares of our common stock available for issuance under the 1999 Employee Stock Purchase Plan as of December 31, 2002.
(5)	Represents outstanding options that were issued under Individual Written Compensation Agreements in connection with the recruitment and employment of new employee hires from RedCreek Communications. The weighted average exercise price of these grants was $7.00.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2002, SonicWALL has not been a party to any transaction or series of similar transactions in which the amount involved exceeds $60,000 and in which any director, executive officer, or holder of more than 5% of our common stock had or will have a direct or indirect material interest other than:

•	compensation arrangements which are described under the heading “Employment Contracts and Change in Control Arrangements” above; and

•	the transactions described below.

In connection with the resignation of Cosmo Santullo as SonicWALL’s President and Chief Executive Officer, SonicWALL agreed to pay him severance equivalent to thirteen months of salary. Additionally, SonicWALL has agreed to reimburse Mr. Santullo for certain expenses he incurs in relocating from Silicon Valley to his principal residence, up to a maximum of $10,000.

SonicWALL’s Articles of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law. SonicWALL has also entered into indemnification agreements with its officers and directors containing provisions that may require SonicWALL, among other things, to indemnify its officers and directors against liabilities that may arise by virtue of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other securities on a Form 4 or Form 5. Such executive officers, directors and 10% shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from the executive officers and directors, we believe that all of our executive officers, directors and 10% shareholders made all the necessary filings under Section 16(a) during fiscal year 2002, with the following exceptions. William Roach, our former interim Chief Executive Officer, was late with his Form 3 filing, Charles D. Kissner, David A. Shrigley, Cary H. Thompson and Robert M. Williams were each late with two Form 4 filings to report the grant of stock options, and Tom Furlong, Ronald E. Heinz, Jr. and Michael J. Sheridan were each late with one Form 4 filing to report the grant of stock options.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The following is the Report of the Compensation Committee of SonicWALL describing the compensation policies and rationale applicable to SonicWALL’s executive officers.

Compensation Philosophy

SonicWALL’s philosophy in setting its compensation policies for executive officers is to maximize shareholder value over time. The Compensation Committee sets SonicWALL’s compensation policies applicable to the executive officers, including the Chief Executive Officer, and evaluates the performance of such officers. The Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in shareholder value and has adopted the following guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables SonicWALL to attract and retain key executive talent.

•	Align all pay programs with SonicWALL’s annual and long-term business strategies and objectives.

•	Provide variable compensation opportunities that are directly linked to the performance of SonicWALL and that link executive reward to shareholder return.

The Committee also believes that it is in the best interests of shareholders for SonicWALL’s executive officers (as well as for the members of the Board of Directors and certain other individuals) to own SonicWALL stock, depending upon such persons’ respective positions with SonicWALL.

Executive Officer Compensation

The Compensation Committee focuses primarily on the following three components in forming the total compensation package for its executive officers: (i) Base Salary; (ii) Annual Incentive Bonus; and (iii) Long-Term Incentives.

The Committee establishes each executive’s compensation package by considering: (i) the salaries of executive officers in similar positions in companies in the same industry as SonicWALL and in related industries; (ii) the experience and contribution level of the individual executive officer; and (iii) SonicWALL’s financial performance. The Committee also relies on the recommendations of the Chief Executive Officer in matters related to the individual performance of the other executive officers, because the Committee believes that the Chief Executive Officer is the most qualified to make this assessment.

Base Salary

The Chief Executive Officer annually recommends executive officer compensation programs to the Committee that are intended to compensate executives competitively within the high-technology marketplace. The Committee determines executive base salaries on an individual basis by evaluating each executive’s scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for executive talent. The Committee annually reviews base salaries for its executives.

Annual Incentive Bonus

The Committee awards annual cash bonuses for executive officers (other than those who receive commissions). These awards are intended to provide a direct link between management compensation and the achievement of corporate and individual objectives. At the beginning of each year, SonicWALL sets certain corporate objectives (including financial performance goals), and each individual manager sets his or her own personal objectives to support the achievement of the corporate objectives. At the end of the year, performance is assessed and the level of bonus payable, if any, is determined. Achievement of corporate objectives is given more weight than achievement of individual objectives for purposes of determining the annual bonus.

Long-Term Incentives

The Committee provides SonicWALL’s executive officers with long-term incentives through grants of stock options. The Committee is responsible for determining who should receive the grants, when the grants should be made, the exercise price per share and the number of shares to be granted. The Committee considers grants of options to executive officers during each fiscal year. When determining the number of stock options to be awarded to an executive officer, the Committee considers the executive’s current contribution to SonicWALL’s performance, the executive officer’s anticipated contribution in meeting SonicWALL’s long-term strategic performance goals and corporate performance as determined by the Committee. The relative weight given to these factors varies with each executive in the sole discretion of the Board of Directors or the Committee.

The Committee believes that stock options provide SonicWALL’s executive officers with the opportunity to purchase and maintain an equity interest in SonicWALL and to share in the appreciation of the value of the stock. The Committee believes that stock options directly motivate an executive to maximize long-term shareholder value. The options also utilize vesting periods in order to encourage key employees to continue to be employed by SonicWALL. All options to executive officers to date have been granted at least at the fair market value of SonicWALL’s Common Stock on the date of the grant.

Compensation of the Chief Executive Officer

The Compensation Committee reviews the Chief Executive Officer’s compensation annually using the same criteria and policies as are employed for other executive officers.

Compensation in Excess of $1 Million per Year

Compensation payments in excess of $1,000,000 to the Chief Executive Officer or the other most highly compensated executive officers are subject to a limitation on deductibility for SonicWALL under Section 162(m) of the Code. Certain performance-based compensation is not subject to the limitation on deductibility. Cash compensation for fiscal year 2002 for the Chief Executive Officer or any other executive officer was not in excess of $1,000,000 and the Committee does not expect cash compensation in fiscal year 2003 to such persons to be in excess of $1,000,000.

Summary

The Compensation Committee believes that its executive compensation philosophy serves the interests of SonicWALL and SonicWALL’s shareholders.

David A. Shrigley, Chairman

David W. Garrison

Robert M. Williams

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of SonicWALL serves as the representative of the Board for general oversight of SonicWALL’s financial accounting and reporting process, system of internal control, audit process and process for monitoring compliance with laws and regulations. SonicWALL’s management has primary responsibility for preparing SonicWALL’s financial statements and SonicWALL’s financial reporting process. SonicWALL’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of SonicWALL’s audited financial statements to generally accepted accounting principles.

The Audit Committee is composed of three members: David W. Garrison, Charles D. Kissner and Cary H. Thompson. The members of the Audit Committee are independent as defined under the Securities and Exchange Commission and NASDAQ rules. All members of the Audit Committee are financially literate and Mr. Thompson has accounting or related financial management expertise.

In this context, the Audit Committee reported, in connection with the fiscal year 2002 audit of SonicWALL’s financial statements:

1.  The Audit Committee has reviewed and discussed the audited financial statements with SonicWALL’s management.

2.  The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU §380).

3.  The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with the independent auditors the independent auditors’ independence.

4.  Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors of SonicWALL, and the Board has approved, that the audited financial statements be included in SonicWALL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Such Form 10-K was filed with the Securities and Exchange Commission on March 31, 2003.

Cary H. Thompson, Chairman

David W. Garrison

Charles D. Kissner

STOCK PERFORMANCE GRAPH

Below is a line graph comparing relative performance in the cumulative return to shareholders of SonicWALL’s common stock with the cumulative return on the NASDAQ Stock Market, Russell 2000 and RDG Technology Composite over a 45-month period commencing December 31, 1999 and ending on September 30, 2003. This graph assumes the investment of $100 on December 31, 1999 and the reinvestment of dividends, if any, through September 30, 2003. SonicWALL’s initial public offering of common stock was in November 1999 at a price of $7 per share (as adjusted to reflect its 2-for-1 stock split on September 15, 2000).

The comparisons shown in the graph below are based upon historical data. SonicWALL consistently cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of SonicWALL’s common stock.

COMPARISON OF 3 YEAR CUMULATIVE TOTAL RETURN

AMONG SONICWALL, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,

THE RUSSELL 2000 INDEX AND THE RDG TECHNOLOGY COMPOSITE INDEX

Notwithstanding anything to the contrary set forth in any of SonicWALL’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings made by SonicWALL under those statutes, the Compensation Committee report and stock performance graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by SonicWALL.

OTHER MATTERS

Discretionary Authority

The 2003 Annual Meeting is called for the specific purposes set forth in the Notice of Annual Meeting as discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting. At the date of this Proxy Statement the only matters which management intends to present, or is informed or expects that others will present for action at the Annual Meeting, are those matters specifically referred to in such Notice. We have not been notified by any shareholder of his, her or its intent to present a shareholder proposal from the floor at the 2003 Annual Meeting. The enclosed Proxy grants the Proxy holders discretionary authority to vote on any matter properly brought before the 2003 Annual Meeting, including any shareholder proposals received between the date of this Proxy Statement and the Bylaw Deadline for the 2003 Annual Meeting, which is October 13, 2003, the date 60 days prior to the 2003 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Kathleen M. Fisher

Chief Financial Officer

Dated: November 5, 2003

Sunnyvale, California

Appendix A

SONICWALL, INC.

1999 EMPLOYEE STOCK PURCHASE PLAN

Adopted August 24, 1999

As Amended Through December 12, 2003

The following constitute the provisions of the 1999 Employee Stock Purchase Plan of SonicWALL, Inc.

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” means the Common Stock of the Company.

(d) “Company” means SonicWALL, Inc., a California corporation.

(e) “Compensation” means total cash compensation received by an Employee from the Company or a Designated Subsidiary. By way of illustration, but not limitation, Compensation includes regular compensation such as salary, wages, overtime, shift differentials, bonuses, commissions and incentive compensation, but excludes relocation, expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary.

(f) “Continuous Status As An Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company and its Designated Subsidiaries.

(g) “Contributions” means all amounts credited to the account of a participant pursuant to the Plan.

(h) “Corporate Transaction” means a sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation.

(i) “Designated Subsidiaries” means the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan; provided however that the Board shall only have the discretion to designate Subsidiaries if the issuance of options to such Subsidiary’s Employees pursuant to the Plan would not cause the Company to incur adverse accounting charges.

(j) “Employee” means any person (other than an Officer who is also “highly compensated” under Code Section 414(q)), who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries. Employee does not include any individual who provides services to the Company or any Subsidiary as an independent contractor whether or not such individual is reclassified as a common law employee, unless the Company or a Subsidiary withholds or is required to withhold U.S. Federal employment taxes for such individual pursuant to Section 3402 of the Code.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Offering Date” means the first business day of each Offering Period of the Plan.

(m) “Offering Period” means a period of twelve (12) months commencing on February 1 and August 1 of each year.

(n) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(o) “Plan” means this Employee Stock Purchase Plan.

(p) “Purchase Date” means the last day of each Purchase Period of the Plan.

(q) “Purchase Period” means a period of six (6) months within an Offering Period.

(r) “Purchase Price” means with respect to a Purchase Period an amount equal to 85% of the Fair Market Value (as defined in Section 7(b) below) of a Share of Common Stock on the Offering Date or on the Purchase Date, whichever is lower; provided, however, that in the event (i) of any increase in the number of Shares available for issuance under the Plan as a result of a shareholder-approved amendment to the Plan, and (ii) all or a portion of such additional Shares are to be issued with respect to one or more Offering Periods that are underway at the time of such increase (“Additional Shares”), and (iii) the Fair Market Value of a Share of Common Stock on the date of such increase (the “Approval Date Fair Market Value”) is higher than the Fair Market Value on the Offering Date for any such Offering Period, then in such instance the Purchase Price with respect to Additional Shares shall be 85% of the Approval Date Fair Market Value or the Fair Market Value of a Share of Common Stock on the Purchase Date, whichever is lower.

(s) “Share” means a share of Common Stock, as adjusted in accordance with Section 19 of the Plan.

(t) “Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3. Eligibility.

(a) Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code; provided however that eligible Employees may not participate in more than one Offering Period at a time.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value (as defined in Section 7(b) below) of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods And Purchase Periods.

(a) Offering Periods. The Plan shall be implemented by a series of Offering Periods of twelve (12) months’ duration, with new Offering Periods commencing on or about February 1 and August 1 of each year (or at such other time or times as may be determined by the Board of Directors). The Plan shall continue until terminated in accordance with Section 19 hereof. The Board of Directors of the Company shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected.

(b) Purchase Periods. Each Offering Period shall consist of two (2) consecutive purchase periods of six (6) months’ duration. The last day of each Purchase Period shall be the “Purchase Date” for such Purchase Period. A Purchase Period commencing on February 1 shall end on the next July 31. A Purchase Period commencing on August 1 shall end on the next January 31. The Board of Directors of the Company shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Purchase Period to be affected.

5. Participation.

(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company’s payroll office prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given Offering Period. The subscription agreement shall set forth the percentage of the participant’s Compensation (subject to Section 6(a) below) to be paid as Contributions pursuant to the Plan.

(b) Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid on or prior to the last Purchase Period of the Offering Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10.

6. Method Of Payment Of Contributions.

(a) A participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than fifteen percent (15%) (or such greater percentage as the Board may establish from time to time before an Offering Date) of such participant’s Compensation on each payday during the Offering Period. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(b) A participant may discontinue his or her participation in the Plan as provided in Section 10, or, on one occasion only during a Purchase Period may increase and on one occasion only during a Purchase Period may decrease the rate of his or her Contributions with respect to the Offering Period by completing and filing with the Company a new subscription agreement authorizing a change in the payroll deduction rate. The change in rate shall be effective as of the beginning of the next calendar month following the date of filing of the new subscription agreement, if the agreement is filed at least ten (10) business days prior to such date and, if not, as of the beginning of the next succeeding calendar month.

(c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s payroll deductions may be decreased during any Purchase Period to 0%. Payroll deductions shall re-commence at the rate provided in such participant’s subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

7. Grant Of Option.

(a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of Shares of the Company’s Common Stock determined by dividing such Employee’s Contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided however, that the maximum number of Shares an Employee may purchase during each Purchase Period shall be 2,000 Shares (subject to any adjustment pursuant to Section 19 below), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13.

(b) The fair market value of the Company’s Common Stock on a given date (the “Fair Market Value”) shall be determined by the Board based on the closing sales price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by Nasdaq or, in the event the Common Stock is listed on a stock exchange, the Fair Market Value per share shall be the closing sales price on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal.

8. Exercise Of Option. Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of Shares will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of full Shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. No fractional Shares shall be issued. The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. During his or her lifetime, a participant’s option to purchase Shares hereunder is exercisable only by him or her.

9. Delivery. As promptly as practicable after each Purchase Date of each Offering Period, the Company shall arrange the delivery to each participant, as appropriate, the Shares purchased upon exercise of his or her option. No fractional Shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full Share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 below. Any other amounts left over in a participant’s account after a Purchase Date shall be returned to the participant.

10. Voluntary Withdrawal; Termination Of Employment.

(a) A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to each Purchase Date by giving written notice to the Company. All of the participant’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of Shares will be made during the Offering Period.

(b) Upon termination of the participant’s Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and his or her option will be automatically terminated.

(c) In the event an Employee fails to remain in Continuous Status as an Employee of the Company and remain customarily employed for at least twenty (20) hours per week and five (5) months per calendar year during the Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

(d) A participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

11. Automatic Withdrawal. If the Fair Market Value of the Shares on any Purchase Date of an Offering Period is less than the Fair Market Value of the Shares on the Offering Date for such Offering Period (or, in the event of a purchase price adjustment pursuant to a shareholder-approved Plan Share increase, less than the Fair Market Value of the Shares on the date of obtaining such shareholder approval), then every participant shall automatically (i) be withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of Shares for such Purchase Period, and (ii) be enrolled in the Offering Period commencing on the first business day subsequent to such Purchase Period.

12. Interest. No interest shall accrue on the Contributions of a participant in the Plan.

13. Stock.

(a) Subject to adjustment as provided in Section 19, the maximum number of Shares which shall be made available for sale under the Plan shall be 2,525,000 Shares. If the Board determines that, on a given Purchase Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Purchase Date, the Board may in its sole discretion provide (x) that the Company shall make a pro rata allocation of the Shares of Common Stock available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and continue all Offering Periods then in effect, or (y) that the Company shall make a pro rata allocation of the shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 below. The Company may make pro rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.

(b) The participant shall have no interest or voting right in Shares covered by his or her option until such option has been exercised.

(c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration. The Board, or a committee named by the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

15. Designation Of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any Shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of a Purchase Period but prior to delivery to him or her of such Shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Purchase Date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16. Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

17. Use Of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

18. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

19. Adjustments Upon Changes In Capitalization; Corporate Transactions.

(a) Adjustment. Subject to any required action by the shareholders of the Company, the number of Shares covered by each option under the Plan which has not yet been exercised and the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the maximum number of shares of Common Stock which may be purchased by a participant in a Purchase Period, the number of shares of Common Stock set forth in Section 13(a)(i) above, and the price per Share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares of Common Stock effected in connection with a change in domicile of the Company), or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b) Corporate Transactions. In the event of a dissolution or liquidation of the Company, any Purchase Period and Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. In the event of a Corporate Transaction, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or Subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding options, each Purchase Period and Offering Period then in progress shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date any Purchase Period and Offering Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of the transaction and the Board shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this Section 19, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares of Common Stock covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 19); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the transaction. The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of Shares of its outstanding Common Stock, and in the event of the Company’s being consolidated with or merged into any other corporation.

20. Amendment Or Termination.

(a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19, no such termination of the Plan may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Board on a Purchase Date or by the Board’s setting a new Purchase Date with respect to an Offering Period and Purchase Period then in progress if the Board determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the shareholders or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan. Except as provided in Section 19 and in this Section 20, no amendment to the Plan shall make any change in any option previously granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.

(b) Without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board (or its committee) shall be entitled to change the Offering Periods and Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance Of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Term Of Plan. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in July 2009, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

24. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

25. General Provisions.

(a) All costs and expenses incurred in the administration of the Plan shall be paid by the Company; however, each Plan participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

(b) Nothing in the Plan shall confer upon any participant any right to continue in the employ of the Company or any Subsidiary for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing such person) or of the participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

(c) The provisions of the Plan shall be governed by the laws of the State of California without resort to its conflict-of-laws rules.

SONICWALL, INC.

1999 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

New Election

Change of Election

1. I,                                         , hereby elect to participate in the SonicWALL, Inc. 1999 Employee Stock Purchase Plan (the “Plan”) for the Offering Period                     ,              to                         ,             , and subscribe to and purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan.

2. I elect to have Contributions in the amount of         % of my Compensation, as those terms are defined in the Plan, applied to this purchase. I understand that this amount must not be less than 1% and not more than 15% of my Compensation during the Offering Period. (Please note that no fractional percentages are permitted).

3. I hereby authorize payroll deductions from each paycheck during the Offering Period at the rate stated in Item 2 of this Subscription Agreement. I understand that all payroll deductions made by me shall be credited to my account under the Plan and that I may not make any additional payments into such account. I understand that all payments made by me shall be accumulated for the purchase of shares of Common Stock at the applicable purchase price determined in accordance with the Plan. I further understand that, except as otherwise set forth in the Plan, shares will be purchased for me automatically on the Purchase Date of each Offering Period unless I otherwise withdraw from the Plan by giving written notice to the Company for such purpose.

4. I understand that I may discontinue at any time prior to the Purchase Date my participation in the Plan as provided in Section 10 of the Plan. I also understand that I can increase or decrease the rate of my Contributions on one occasion only with respect to any increase and one occasion only with respect to any decrease during any Purchase Period by completing and filing a new Subscription Agreement with such increase or decrease taking effect as of the beginning of the calendar month following the date of filing of the new Subscription Agreement, if filed at least ten (10) business days prior to the beginning of such month. Further, I may change the rate of deductions for future Offering Periods by filing a new Subscription Agreement, and any such change will be effective as of the beginning of the next Offering Period. In addition, I acknowledge that, unless I discontinue my participation in the Plan as provided in Section 10 of the Plan, my election will continue to be effective for each successive Offering Period.

5. I have received a copy of the Company’s most recent description of the Plan and a copy of the complete “SonicWALL, Inc. 1999 Employee Stock Purchase Plan.” I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

6. Shares purchased for me under the Plan should be issued in the name(s) of (name of employee or employee and spouse only):

7. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due to me under the Plan:

NAME: (Please print)
(First) (Middle) (Last)

(Relationship)	(Address)

8. I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or within one (1) year after the Purchase Date, I will be treated for federal income tax purposes as having received ordinary compensation income at the time of such disposition in an amount equal to the excess of the fair market value of the shares on the Purchase Date over the price which I paid for the shares, regardless of whether I disposed of the shares at a price less than their fair market value at the Purchase Date. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

I hereby agree to notify the Company in writing within thirty (30) days after the date of any such disposition, and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by me.

9. If I dispose of such shares at any time after expiration of the two (2) year and one (1) year holding periods, I understand that I will be treated for federal income tax purposes as having received compensation income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares under the option, or (2) 15% of the fair market value of the shares on the Offering Date. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

I understand that this tax summary is only a summary and is subject to change. I further understand that I should consult a tax advisor concerning the tax implications of the purchase and sale of stock under the Plan.

10. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

SIGNATURE:

SOCIAL SECURITY NUMBER:

DATE:

SPOUSE’S SIGNATURE (necessary if beneficiary is not spouse):

(Signature)

(Print name)

SONICWALL, INC.

1999 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

I,                                         , hereby elect to withdraw my participation in the SonicWALL, Inc. 1999 Employee Stock Purchase Plan (the “Plan”) for the Offering Period that began on                              ,                         . This withdrawal covers all Contributions credited to my account and is effective on the date designated below. I understand that all Contributions credited to my account will be paid to me within ten (10) business days of receipt by the Company of this Notice of Withdrawal and that my option for the current period will automatically terminate, and that no further Contributions for the purchase of shares can be made by me during the Offering Period. The undersigned further understands and agrees that he or she shall be eligible to participate in succeeding offering periods only by delivering to the Company a new Subscription Agreement.

Dated:

Signature of Employee

Social Security Number

Dear Shareholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of SonicWALL that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

SonicWALL, Inc.

SONICWALL, INC.

1143 Borregas Avenue

Sunnyvale, CA 94089

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

PROXY

The undersigned hereby appoints Matthew Medeiros and Kathleen Fisher, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of SonicWALL, Inc. (“SonicWALL”) held of record by the undersigned on October 31, 2003 at the Annual Meeting of Shareholders to be held on December 12, 2003 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED HEREIN AND “FOR” PROPOSALS 2, 3 AND 4; AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/snwl		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

☒ Please mark votes as in this example.

1. Amendment to our Bylaws to increase the authorized minimum and maximum number of directors from a range of four to seven directors to a range of five to nine directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Election of Directors

Nominees:   (01)   David W. Garrison,

                    (02)   Charles D. Kissner,

                    (03)   Matthew Medeiros,

                    (04)   Sreekanth Ravi,

                    (05)   David A. Shrigley,

                    (06)   Cary H. Thompson,

                    (07)   Robert M. Williams and

                    (08)   Edward F. Thompson

				FOR ALL	☐

				WITHHELD ALL	☐

3. Amendment to the 1999 Employee Stock Purchase Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐	☐ If you wish to withhold authority to vote for any individual nominee(s), write the name of the nominee(s) on the line above.

4. Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.	FOR ☐	AGAINST ☐	ABSTAIN ☐

				MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly
authorized officer.

Signature:	Date:	Signature:	Date: